Exhibit 8

ANALEX CORPORATION

CO-SALE AGREEMENT

This CO-SALE AGREEMENT (this “Agreement”), dated as of May 28, 2004, is among ANALEX CORPORATION, a Delaware corporation (the “Company”), (b) PEQUOT PRIVATE EQUITY FUND III, L.P., PEQUOT OFFSHORE PRIVATE EQUITY PARTNERS III, L.P. (each a “Pequot Shareholder” and, collectively, the “Pequot Shareholders”) and the other investors listed on the signature pages hereto under the heading “Investor Shareholders” (each an “Investor Shareholder” and, collectively, the “Investor Shareholders” and, together with the Pequot Shareholders, the “Shareholders”, collectively).

The Company and the Pequot Shareholders are parties to that certain Purchase Agreement, dated as of May 28, 2004 (as amended, the “Purchase Agreement”), providing for the issuance and sale of the Notes or Series B Preferred Stock and Warrants each as may be issued pursuant to the terms and provisions of the Purchase Agreement.

Pursuant to the Purchase Agreement, the Investor Shareholders desire to become additional purchasers under the Purchase Agreement and, as a condition to the Purchase Agreement, desire to enter into this Agreement with the Company and the Pequot Shareholders to set forth their relative rights with regard to the transfer and sale of the Securities.

NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

§ 1. DEFINITIONS. For all purposes of this Agreement, including the Recitals, except as otherwise defined herein, the following terms shall have the meanings set forth below:

Affiliate. Affiliate shall mean, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Common Stock. Common Stock shall mean (a) the Company’s Common Stock, $.02 par value per share (the “Common Stock”) and (b) any shares of any other class of capital stock of the Company hereafter issued which are (i) not preferred as to dividends or assets over any class of stock of the Company, (ii) not subject to redemption pursuant to the terms thereof or (iii) issued to the holders of shares of Common Stock upon any reclassification thereof.

Notes. Notes shall mean the secured senior subordinated convertible promissory notes of the Company issued or issuable to the Shareholders pursuant to the Purchase Agreement and any notes issued upon transfer, exchange or replacement thereof.

Offered Securities. Offered Securities shall mean the Securities that are the subject of a proposed Transfer.

Permitted Transferee. Permitted Transferee shall mean, with respect to any Shareholder, an Affiliate and, with respect to any Shareholder that is a “benefit plan investor” as defined in the Department of Labor Regulation Section 2510.3-101, 29 C.F.R. Section 2510.3-101 (the “Plan Asset Regulation”), including without limitation, (x) any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”)), whether or not subject to Title I of ERISA, including governmental plans, foreign pension plans and church plans, (y) “plan” (as defined in Section 4975(e)(1) of the U.S. Internal Revenue Code of 1974, as amended from time to time (the “Code”)), whether or not subject to Section 4975 of the Code or (z) entity whose underlying assets include “plan assets” (as determined pursuant to the Plan Asset Regulation or otherwise under ERISA) by reason of such an employee benefit plan’s investment in such entity, a successor trust or successor trustee.

Person. Person shall mean an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, or any government, governmental department or agency or political subdivision thereof.

Public Offering. Public Offering shall mean a public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of shares of Common Stock.

Public Sale. Public Sale shall mean any sale of Common Stock to the public pursuant to a Public Offering or to the public through a broker or market-maker pursuant to the provisions of Rule 144 (or any successor rule) adopted under the Securities Act.

Securities. Securities shall mean (a) the Warrants, (b) the Notes, (c) the Shares, (d) all shares of the Company’s capital stock issued or issuable upon conversion or exercise of any security described in (a), (b) or (c) and (e) all shares of the Company’s capital stock issued with respect to any such securities by way of stock dividend or stock split or in connection with any merger, consolidation, recapitalization or other reorganization affecting the Company’s capital stock; provided that shares of Securities will cease to be Securities when transferred (i) to the Company or (ii) pursuant to a Public Sale.

Securities Act. Securities Act shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Series B Preferred Stock. Series B Preferred Stock shall mean the Series B Convertible Preferred Stock, $.02 par value per share, of the Company.

Shares. Shares shall mean all shares of Series B Preferred Stock issued or issuable to the Shareholders pursuant to the Purchase Agreement or issued or issuable on conversion of the Notes.

Transfer or Transferred. Transfer or Transferred shall mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Securities.

NY # 595299 v5

Warrants. Warrants shall mean the warrants of the Company for the purchase of shares of Common Stock issued or issuable to the Shareholders pursuant to the Purchase Agreement and any warrants issued upon transfer, exchange or replacement thereof.

§2. CO-SALE RIGHTS

2.1 (a) Except in connection with a Transfer to the Company, pursuant to a Public Sale or to a Permitted Transferee in accordance with Section 2.2 hereof and so long as any Shareholder owns any Securities, each such Shareholder (the “Transferring Shareholder”) shall give each other Shareholder (the “Other Shareholders”) and the Company written notice of the terms and conditions of any proposed bona fide and arm’s length sale of Offered Securities, including (i) the number and type of Securities that are proposed to be Transferred, (ii) the anticipated date of the proposed Transfer, (iii) the name and address of each Person to whom the Transfer is proposed to be made and (iv) the material terms and conditions of the proposed Transfer, including the cash and/or other consideration to be received in respect of such Transfer, at least twenty (20) days prior to any proposed Transfer (a “Transfer Notice”). Any such Transfer Notice shall be deemed a representation by the Transferring Shareholder that the Transfer is a bone fide transaction.

(b) Upon receipt of a Transfer Notice, such Other Shareholders may elect to participate in the proposed Transfer by delivering written notice to the Transferring Shareholder and the Company within ten (10) business days of the date of receipt of such Transfer Notice (such Other Shareholders so electing, the “Electing Other Shareholders”). The Electing Other Shareholders shall have the right and obligation (subject to the provisions hereof) to sell to the proposed transferee(s), as a condition to such Transfer by the Transferring Shareholder(s), at the same price and on the same terms and conditions as are specified in the Transfer Notice, the same type and up to the same percentage of Securities (on an as converted basis including shares of Common Stock issuable upon conversion of Series B Preferred Stock) owned by such Electing Other Shareholders as the Offered Securities represents with respect to the capital stock of the Company owned by the Transferring Shareholder (determined on the same basis) immediately prior to the Transfer of the Offered Securities to the proposed transferee(s). The Transferring Shareholder will be entitled to sell in the proposed Transfer the balance of the Offered Securities proposed to be so sold if the aggregate of the Securities to be sold by the Electing Other Shareholders and the Transferring Shareholder (each as calculated above) do not equal or exceed the number of Securities to be Transferred. The Transferring Shareholder shall use his, her or its best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Electing Other Shareholders in any proposed Transfer and shall not Transfer any Securities to such prospective transferee(s) unless such prospective transferee(s) allow(s) the participation of the Electing Other Shareholders on the terms specified in the Transfer Notice and in accordance with this Agreement. Subject to the foregoing, the Transferring Shareholder(s) may, within sixty (60) days after the expiration of the ten (10) business day period referred to above, Transfer the Offered Securities (reduced by the aggregate number of Securities with respect to which the Electing Other Shareholders have elected to participate, if any) to the transferee(s) identified in the Transfer Notice at a price and on the terms no more favorable to the Transferring Shareholder(s) than specified in the Transfer Notice; provided, that, prior to any Transfer such transferee(s) shall first execute and deliver to the Company a written agreement to be bound by all of the provisions of this Agreement applicable to the transferor(s). However, if such Transfer is not consummated within such sixty

NY # 595299 v5

(60) day period, the Transferring Shareholder(s) shall not Transfer any of the Offered Securities as have not been purchased within such period without again complying with all of the provisions of this Section 2.1. Any attempt by a Transferring Shareholder to Transfer Securities in violation of this Section 2.1 hereof shall be void and the Company agrees that it will not effect such a Transfer nor will it treat any alleged transferee as the holder of such Securities without the consent of the Other Shareholders.

2.2. Notwithstanding anything to the contrary contained in this Section 2, each Shareholder may Transfer any or all of its Securities to a Permitted Transferee, provided that in each case such Transfer shall be subject to the transferor and transferee agreeing in writing, for the benefit of the Company and the other Shareholders (who shall be third party beneficiaries of such agreement) that the transferor will repurchase such Securities in the event such transferee ceases to be an Affiliate; and provided further, that the Permitted Transferee of a Shareholder may only Transfer its Securities to the Shareholder from whom such Permitted Transferee received such Securities or any of such Shareholder’s Permitted Transferees or otherwise in accordance with the terms hereof.

§3. MISCELLANEOUS.

3.1. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the greatest extent possible to carry out the intentions of the parties hereto.

3.2. Entire Agreement; No Third Party Beneficiaries. Each party hereby acknowledges that no other party or any other Person has made any promises, warranties, understandings or representations whatsoever, express or implied, not contained in this Agreement and acknowledges that it has not executed this Agreement in reliance upon any such promises, representations, understandings or warranties not contained herein and that this Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

3.3. Successors and Assigns. This Agreement will bind and inure to the benefit of and be enforceable by the Company and the Shareholders and their respective heirs, successors and assigns.

3.4. Counterparts; Facsimile Signatures. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement. Any signature page delivered by a fax machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.

NY # 595299 v5

3.5. Expenses. Unless otherwise agreed, each Shareholder shall be responsible for its own expenses incurred in connection with any Transfer permitted under this Agreement.

3.6. Remedies. The Shareholders will be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Shareholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violation of the provisions of this Agreement. In the event of any dispute involving the terms of this Agreement, the prevailing party shall be entitled to collect reasonable fees and expenses incurred by the prevailing party in connection with such dispute from the other parties to such dispute.

3.7. Notices. All notices and other communications required or permitted hereunder shall be in writing. Notices shall be delivered personally via recognized overnight courier (such as Federal Express, DHL or Airborne Express) or via certified or registered mail. Notices may be delivered via facsimile or e-mail, provided that by no later than two days thereafter such notice is confirmed in writing and sent via one of the methods described in the previous sentence. Notices to the Company or any Shareholder shall be sent as provided in the Purchase Agreement. All notices shall be effective upon receipt.

3.8. Amendment and Waiver. No modification, amendment or waiver of any provision of this Agreement will be effective against the Company or the Shareholders unless such modification, amendment or waiver is approved in writing by the Company, each Pequot Shareholder and each Investor Shareholder. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such nonbreaching or nondefaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

3.9. Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated in a writing approved by the Company, each Pequot Shareholder and each Investor Shareholder. This Agreement will terminate automatically upon the earliest to occur of (a) the completion of any voluntary or involuntary liquidation or dissolution of the Company, or (b) the sale of all or substantially all of the Company’s assets or of a majority of the outstanding equity of the Company (determined on a fully diluted basis) to any Person that is not a party to this Agreement (whether pursuant to a merger, consolidation or otherwise).

3.10. GOVERNING LAW. THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

[Signature pages follow.]

NY # 595299 v5

IN WITNESS WHEREOF, the parties hereto have executed this Co-Sale Agreement on the day and year first above written.

ANALEX CORPORATION

By:	/s/ Sterling E. Phillips, Jr.
Name: Sterling E. Phillips, Jr.
Title: Chief Executive Officer

Co-Sale Agreement

INVESTOR SHAREHOLDERS:

PEQUOT PRIVATE EQUITY FUND III, L.P.

By:	Pequot Capital Management, Inc., Its Investment Manager

By:	/s/ Richard Joslin
Name: Richard Joslin
Title: Principal

PEQUOT OFFSHORE PRIVATE EQUITY PARTNERS III, L.P.

By:	Pequot Capital Management, Inc., Its Investment Manager

By:	/s/ Richard Joslin
Name: Richard Joslin
Title: Principal

Co-Sale Agreement

INVESTOR SHAREHOLDERS:

GENERAL ELECTRIC PENSION TRUST

By:	GE ASSET MANAGEMENT INCORPORATED, its investment manager

By:	/s/ David Wiederecht
Name: David Wiederecht
Title: Vice President

Co-Sale Agreement

INVESTOR SHAREHOLDERS:

NEW YORK LIFE CAPITAL PARTNERS II, L.P.

By:	NYLCAP Manager, LLC, its Investment Manager

By:	/s/ James M. Barker, V
Name: James M. Barker, V
Title: Vice President

Co-Sale Agreement